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                                                               Exhibit No. 10.18

                            [LOGO OF WEST] (SM)

To:        Mick Mazour
From:      Nancee Berger
Date:      December 21, 2001

Re:        2002 Compensation Plan - Exhibit A

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The 2002 compensation plan for your employment as Executive Vice President of
West Telemarketing Corporation Outbound is as follows:

1. Your base salary will be $185,000.00. Should your employment terminate before the end of the year, you will be compensated for your services through the date of your actual termination per your Employment Agreement. This will be reviewed on an annual basis and revised, if necessary, in accordance with the consumer price index.

2. The rate factors used to calculate your pre-tax, pre-corporate allocation profit bonus are outlined on the schedule below. You are eligible to receive a quarterly performance bonus based on each quarter's pre-tax, pre-corporate allocation profit margin. The bonus will be calculated by multiplying the year-to-date pre-tax, pre-corporate allocation profit times the rate factor from the table below minus bonuses paid year-to-date for the respective calendar year.

                Rate Factor        WTCO Pre-Tax, Pre-Corporate Allocation Margin
                -----------        ---------------------------------------------

                   N/A                            0 - 7.99%
                  .0102                           8.0% - 8.49%
                  .0123                           8.5% - 8.99%
                  .0144                           9% - 9.49%
                  .0161                           9.5%+

3. In addition, if WTCO's pre-tax, pre-corporate allocation profit margin is equal to or greater than 10% for 2002, you will receive an additional one-time bonus of $75,000. You will be paid the amount due for the quarterly bonus within thirty (30) days after the end of the quarter. The annual bonus earned for WTCO exceeding its profit target will be paid within thirty (30) days after financial statements for December 2002 are prepared, but in no event will be paid later than February 28, 2003.

4. All pre-tax profit and net income objectives are based upon West Telemarketing Corporation Outbound operations. Profit and income derived from mergers, acquisitions, joint ventures or other non-operating income will be reviewed by the Company upon completion of the transaction to determine inclusion in the compensation plan. In the event West Corporation changes its business plan or acquires another company, West Telemarketing Corporation Outbound reserves the right to review your compensation package and revise, in its sole discretion, as it deems appropriate.

5. The benefit plans, as referenced in Section 7(i), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee's benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the 1996 Stock Incentive Plan.

                                                   /S/ Mick Mazour
                                                   -----------------------------
                                                   Employee - Mick Mazour